EXHIBIT 2(b)

                            CERTIFICATE OF AMENDMENT
               by Shareholders to the Articles of Incorporation of

                         HOME CITY FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                              (Name Of Corporation)


   Douglas L. Ulery, who is:

_____ Chairman of the Board   __X__ President   _____ Vice President (Check one)

and

   Jo Ann Holdeman, who is:

__X__ Secretary        _____ Assistant Secretary (Check one)

of the above named Ohio corporation for profit do hereby certify that: (check the appropriate box and complete the appropriate statements)

_____ a meeting of the shareholders was duly called for the purpose of adopting this amendment and held on __________________, 19___ at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise ___________% of the voting power of the corporation.

__X__ in a writing signed by all of the shareholders who would be entitled to notice of a meeting held for that purpose, the following resolution to amend the articles was adopted:

                                 See Exhibit A.

     IN WITNESS WHEREOF, the above named officers, acting for and on the behalf of the corporation, have hereto subscribed their names this 18th day of November, 1996.


                                          By Douglas L. Ulery
                                             ___________________________________
                                             President


                                          By Jo Ann Holdeman
                                             ___________________________________
                                             Secretary


NOTE: Ohio law does not permit one officer to sign in two capacities, Two separate signatures are required, even if this necessitates the election of a second officer before the filing can be made.


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


                                                                       Exhibit A

      RESOLVED, that the Articles of Incorporation of the Corporation be amended by deleting Article FOURTH in its entirety and substituting therefor the following new Article FOURTH:

            FOURTH: The authorized shares of the corporation shall be six million (6,000,000), five million (5,000,000) of which shall be common shares, each without par value, and one million (1,000,000) of which shall be preferred shares, each without par value. The directors of the corporation may adopt an amendment to the Articles of Incorporation in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; the liquidation price; the redemption rights and price; the sinking fund requirements; the conversion rights; and the restrictions on the issuance of shares of any class or series.

      FURTHER RESOLVED, that the Articles of Incorporation of the Corporation be amended by adding thereto the following Article NINTH:

            NINTH: No shareholder of the corporation shall have the right to vote cumulatively in the election of directors.



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